Exhibit 10.42

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

UC Case No(s). 1993-300, 1996-217, 1997-288, 1999-010,1999-011, 1999-112, 1999-244

LICENSE AGREEMENT

for

[*]/SMALL MOLECULE, AND [*]

PROTEIN TECHNOLOGIES

This license agreement (“Agreement”) is made effective this 25th day of November, 2002 (“Effective Date”), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), and Renovis, Inc., a Delaware corporation, having a principal place of business at 270 Littlefield Ave., South San Francisco, CA 94080 (“Licensee”).

In consideration of the mutual covenants hereof, the parties hereby agree as follows:

BACKGROUND

A. Certain inventions, generally characterized as “ [*],” and “ [*],” which may have utility in regenerating damaged nerve cells (each individually referred to as an “Invention” and collectively as the “Inventions”), were made in the course of research at the University of California, San Francisco (“UCSF”) by Dr. Marc Tessier-Lavigne, et al., at the University of California, San Diego (“UCSD”) by Dr. Mu-Ming Poo, et al., and at Columbia University (“Columbia”) by Thomas Jessell, et al. and are covered by Patent Rights as defined below.

B. The Invention having UC Case Nos. 1993-300-1, 1993-300-2, 1993-300-3, 1993-300-4, and 1993-300-8, characterized both as “[*]” and as “[*]” was, in part, developed at Columbia and are co-owned by The

[GRAPHIC]

Regents and Columbia; The Regents and Columbia executed an interinstitutional agreement having UC Agreement No. 1995-18-0784, effective May 2, 1995, that:

(a)	grants to The Regents the exclusive rights to administer licensure of and manage the Invention characterized as [*] and the Invention characterized as [*] (“Joint Inventions”) and patents and patent applications claiming the Joint Inventions; and

(b)	provides that Columbia University will not license its rights in the Joint Inventions during the term of the interinstitutional agreement;

C. The Invention having UC Case No. 1993-300, characterized both as [*] and as [*], was sponsored in part by the Searle and Paralyzed Veterans of America-Spinal Cord Research Foundation (“SCRF”) and is subject to SCRF Grant 998, dated August 17, 1992, granted by the SCRF to The Regents. Under the terms of SCRF Grant No. 998, The Regents is required to grant, and has granted, to the SCRF a paid up, non-exclusive, irrevocable license to use such Invention for its purposes. As a result, all rights granted under this Agreement are subject to SCRF’s rights in and to such Invention. A copy of SCRF Grant No. 998 is attached to this Agreement as Appendix A.

D. The Invention having UC Case No. 1999-011 characterized as [*] was, developed together with scientists employed by a third party commercial entity (together with its employees the “Co-Developer”); no agreement is in effect between the Co-Developer and The Regents regarding the Invention characterized as [*] and therefore all of Licensee’s rights granted under this Agreement are subject to any rights of such Co-Developer as a co-owner of such Inventions and any Patent Rights covering such Inventions;

E. Licensee entered into seven secrecy agreements (“Secrecy Agreements”) (U.C. Control Nos. 2001-20-0139, 2001-20-0140, 2001-20-0141, 2001-20-0142, 2001-20-0143, 2001-20-0144, and 2001-20-0145) with The Regents, each effective September 14, 2000, and terminating on September 14, 2005, for the purpose of evaluating the Inventions.

F. The Invention having UC Case Number 1993-300, the Invention having UC Case Number 1999-010, and the Invention having UC Case Number 1999-112 were made under funding provided in part by the National Institutes of Health and, as a consequence, all rights granted under this Agreement are subject to any obligations to, and rights of, the United States (“U.S.”) Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world.

G. Marc Tessier-Lavigne was an employee of The Regents and is an employee of the Howard Hughes Medical Institute (“HHMI”) and in the course of such employment developed certain of the Inventions; The Regents has acquired the right to license the HHMI interest in such Inventions from the Howard Hughes Medical Institute (HHMI) under the terms of an interinstitutional agreement, UC Control No. 1986-18-0017. The Regents is required under the terms of interinstitutional agreement, UC Control No. 1986-18-0017, to grant, and has granted, to the HHMI a paid up, non-exclusive, irrevocable license to use the Inventions for its non-commercial purposes, but with no right to sublicense. As a result, all rights granted under this Agreement are subject to HHMI’s rights in and to such Inventions.

H. The development of the Invention having UC Case No. 1993-300 (entitled [*] and [*]) and the Invention having UC Case No. 1999-010 (entitled [*]) were sponsored in part by the Medical Research Council of Canada, an agency of the federal government of Canada.

I. Licensee and The Regents have executed an Option Agreement (UC Control No. 2001-11-0683) with an effective date of June 29, 2001.

J. Licensee wishes to obtain rights from The Regents for the commercial development, use and sale of certain products, in accordance with the terms and conditions set forth herein, and The Regents is willing to grant such rights so that the Inventions may be developed to their fullest extent and the benefits enjoyed by the general public.

K. Licensee is a “small business firm” as defined in 15 U.S.C. § 632.

L. Both parties recognize and agree that royalties are due under this Agreement with respect to products, services and methods, and that such royalties will be paid by Licensee with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

M. Both parties recognize and agree that royalties are also due under this Agreement, and will be paid Licensee, with respect to Identified Products (as defined below), as set forth in this Agreement.

N. Both parties recognize that Identified Products (as defined below) are not Patent Products (as defined below) and that royalties are due under this Agreement, and will be paid by Licensee, with respect to Identified Products for the time specified herein regardless of the expiration of the patents licensed hereunder.

1.	DEFINITIONS

1.1 “Affiliate” means any corporation or other business entity: (i) with respect to which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests, or with respect to which Licensee otherwise has the right or power to appoint the governing authority (e.g. the officers or directors) or manage the operations; (ii) which owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests in Licensee, or otherwise has the right or power to appoint the governing authority of Licensee (e.g. the officers or directors) or manage the operations of Licensee; or (iii) which is under common ownership or control with Licensee, directly or indirectly, to the extent of at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests, or with respect to the right or power to appoint the governing authority (e.g. the officers or directors) or manage the operations. Notwithstanding the foregoing, in any country where the local law does not permit foreign equity participation of at least fifty (50%) of the outstanding stock, voting rights or equivalent ownership interests, then an “Affiliate” includes any corporation or other business entity with respect to which Licensee owns or controls, or which owns or controls Licensee, or which is under common ownership or control with Licensee, directly or indirectly, to the maximum percentage of the outstanding stock, voting rights or equivalent ownership interests, permitted by local law.

1.2 “Attributed Income” means the total gross proceeds (exclusive of Sublicense Royalties, but including, without limitation, any research milestone payments), whether consisting of cash or any other form of consideration, received by Licensee, and any Affiliate and Joint Venture from (a) any Sublicensee (other than an Affiliate or Joint Venture), to the extent reasonably and fairly attributable to the grant of a sublicense under any Patent Rights and (b) any Development Partner, to the extent reasonably and fairly attributable to products, services, information, rights or other benefits derived from application or use of Licensed Products or Licensed Methods provided by Licensee, or any Affiliate or Joint Venture under any agreement, arrangement or other relationship described in Section 1.6 with respect to the discovery, research, development or commercialization of Licensed Products. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Section 1.2 shall be “Attributed Income,” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by Licensee, the Sublicensee or the Development Partner. Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in Licensee, (iii) reimbursements of patent prosecution and maintenance expenses; (iv) reimbursement for the cost and expenses of research, development and/or clinical services, provided on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates, or, to the extent not already included in such FTE rates, reimbursement for actual out of pocket costs and expenses actually incurred in connection therewith (including fully-burdened labor and materials costs) but only to the extent such costs and expenses do not materially exceed an amount which is reasonably typical under the circumstances in the biotechnology industry, (v) development milestone payments, provided

Licensee pays the Development Milestone Payments set forth in Section 12 hereof, and (vi) transfer price paid for supply of a product at or below one hundred twenty-five percent (125%) of the actual fully-burdened manufacturing cost of such product, provided that a Royalty is paid with respect to the Final Sale thereof.

1.3 “Axon Agreement” means the exclusive license between Licensee and The Regents for Axon Growth Technologies, UC Case no. B94-002, B98-006, B98-03, dated as of June 1, 2001.

1.4 “Combination Product” means a Product that contains or uses a Licensed Product and at least one other Product Component. As used herein, the term “Product Component” means one or more Product(s) that: (i) is not itself a Licensed Product; (ii) when combined with a Licensed Product, the market value of such combined Product is materially higher than the market value for such Licensed Product (if sold separately) as a result of such combined Product containing or using such Product Component, (iii) is a specialized separate functional device, active ingredient, or delivery mechanism, and (iv) is covered by Licensee’s or a third party’s patent rights. For clarity, the term “Product Component” shall not include excipients, buffers or other similar substances that are typically formulated with the drug product contained in the Licensed Product to form the final Licensed Product for sale, nor standard, off-the-shelf components or delivery devices such as syringes, but may include specialized drug delivery devices, other active drug substances, or other proprietary materials intended to deliver the drug contained in the Combination Product. For clarity, a Combination Product is deemed a Licensed Product in its entirety.

1.5 “Customer” shall mean any purchaser or acquirer or other recipient of Licensed Products or Licensed Services, provided, however, that Licensee or any Affiliate, Joint Venture, Sublicensee or Development Partner shall be deemed a Customer, with respect to transfer thereto of a particular Licensed Product or Licensed Service, only in the case where such party receives such Licensed Product or Licensed Service for its own end-use and not for resale.

1.6 “Development Partner” shall mean (i) any person or entity other than a Sublicensee that develops, sells, transfers, leases, exchanges or otherwise disposes or provides Identified Products in connection with, or as a result of, an agreement, arrangement or other relationship (including, without limitation, through the provision of Licensed Services) with Licensee, any Affiliate, any Joint Venture or any Sublicensee (provided that, distributors and wholesalers, to the extent acting in their capacity as such, are excluded from the definition of “Development Partner” so long as any Licensed Products sold to or by them are already subject to a Royalty payment hereunder based on the Final Sale by some other party); and (ii) any person or entity other than a Sublicensee that has an agreement, arrangement or other relationship (including, without limitation, the receipt or sponsorship of Licensed Services) with Licensee, any Affiliate, any Joint Venture or any Sublicensee for the research or development of Licensed Products. For the avoidance of doubt, a person or entity shall not be deemed to be a Development Partner hereunder with respect to any activities, payments, proceeds, products or services which do not relate to, arise out of or result from the foregoing agreements, arrangements or relationships with Licensee or any Affiliate, Joint Venture or Sublicensee described in (i) or (ii) above.

1.7 “Diagnostic Licensed Product” means a Licensed Product that is used as a human or veterinary diagnostic and/or prognostic.

1.8 “Field of Use” means any and all uses, including for or relating to human or veterinary prophylaxes, therapeutics, diagnostics and prognostics, including without limitation use in assaying or screening for therapeutic, diagnostic and prognostic targets, validation of therapeutic, diagnostic and prognostic targets, and use for drug discovery purposes such as the identification of new chemical entities, but specifically excluding Research Reagent Use.

1.9 “Final Sale” means any sale or similar transfer, lease, exchange, disposition or provision of a particular Licensed Product and/or a Licensed Service to a Customer. A “Final Sale” shall be deemed to have occurred upon the earlier to occur of: (a) sixty (60) days from (i) the transfer of title to such Licensed Product and/or Licensed Service to a Customer, (ii) the shipment of such Licensed Product to a Customer, or (iii) the provision of a Licensed Service to a Customer (whichever of (i), (ii) or (iii) occurs first), or (b) the provision of an invoice for such Licensed Product or Licensed Service to the Customer, or (c) payment by the Customer for the Licensed Product or Licensed Service.

1.10 “FTE” is defined in Section 1.2 (Attributed Income).

1.11 “Identified Product” means a Product that has prophylactic, therapeutic, diagnostic or prognostic value and is identified, created, discovered or developed as a result of: (a) practicing the Licensed Method, (b) use of Patent Products, or (c) use or practicing of any Product, process or method anywhere in the world covered by a Valid Claim within the Patent Rights in any one country (regardless of whether such use or practice occurs in such country); except, in each case, where such practice or use does not constitute a material step in, and does not materially contribute to, such identification, creation, discovery or development. “Identified Product” excludes any Products that are Patent Products.

1.12 “Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee or an Affiliate in connection with a joint venture (including, without limitation, an entity that manufactures, uses, purchases, sells or acquires Licensed Products for, to or from Licensee or an Affiliate), where Licensee or such Affiliate has significant input regarding the management and operation of such joint venture (e.g., through board representation or specified veto rights) or a significant stake in the profits of such joint venture.

1.13 “Licensed Method” means any process or method the use or practice of which is covered by a Valid Claim within the Patent Rights in the country where such use or practice occurs.

1.14 “Licensed Product” means any Patent Product or Identified Product.

1.15 “Licensed Service” means any service provided for consideration (whether in cash or any other form) by Licensee or any Affiliate, Joint Venture or Sublicensee when such service involves the use of a Licensed Product, or involves the practice of a Licensed Method.

1.16 “Ligand Patent Rights” means the following patents and patent applications:

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1993-300-1	[*]	[*]
1993-300-1	[*]	[*]
1993-300-1	[*]	[*]
1993-300-1	[*]	[*]
1993-300-1	[*]	[*]
1993-300-2	[*]	[*]
1993-300-3	[*]	[*]
1993-300-4	[*]	[*]
1993-300-5		[*]

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1993-300-6	[*]	[*]
1993-300-7	[*]	[*]
1993-300-8	[*]	[*]
1999-010-1	[*]	[*]
1999-010-1	[*]	[*]
1999-010-1	[*]	[*]
1999-010-1	[*]	[*]
1999-010-1	[*]	[*]
1999-010-1	[*]	[*]
1999-010-2	[*]	[*]
1999-011-1	[*]	[*]
1999-011-1	[*]	[*]
1999-011-1	[*]	[*]
1999-011-1	[*]	[*]
1999-011-1	[*]	[*]
1999-011-1	[*]	[*]
1999-011-2	[*]	[*]
1999-244-1	[*]	[*]
1999-244-2	[*]	[*]
1999-244-2	[*]	[*]
1999-244-2	[*]	[*]
1999-244-2	[*]	[*]
1999-244-2	[*]	[*]
1999-244-2	[*]	[*]

“Ligand Patent Rights” shall further include any continuing applications of the foregoing patent applications including divisions and substitutions and continuation in part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of such patent applications); any patents issuing on such patent applications including reissues, re-examinations, extensions, and any corresponding foreign patent applications or patents that are entitled to the priority filing date of such patent applications.

1.17 “Net Sales” means the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration, which other forms of consideration shall be valued at fair market value at the time of the Final Sale) for the Final Sale of Licensed Products or Licensed Services by Licensee or by any Affiliate, Joint Venture, Sublicensee or Development Partner to Customers, less only the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged):

1.17.1	allowances actually taken and limited to rejections, returns, and recalls (whether in cash or Licensed Products in lieu of cash);

1.17.2	prompt payment, volume and other similar discounts actually granted to Customers;

1.17.3	freight, transport packing, insurance charges associated with transportation to the extent actually paid by the Customer;

1.17.4	taxes, including Deductible Value Added Tax, tariff, or import/export duties based on sales or import when actually invoiced or otherwise charged to the Customer, but excluding value added taxes other than Deductible Value Added Tax, and taxes assessed on income derived from such sales. For purposes of this Section 1.17.4, “Deductible Value Added Tax” means value added tax to the extent such value added tax is actually incurred by the party invoicing or otherwise charging the Customer for the Final Sale of Licensed Products or Licensed Services, and is not reimbursable, refundable or creditable to such party; and

1.17.5	retroactive price reductions or rebates actually granted to Customers of Licensed Products, provided that such retroactive price reductions and rebates are granted on a basis that does not discriminate inequitably between Licensed Products and any other products that may be sold to such Customers.

Where Licensee or any Affiliate, Joint Venture or Sublicensee or Development Partner is the Customer, then “Net Sales” shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Products or Licensed Services. For the avoidance of doubt, if Licensee, or any Affiliate, Joint Venture, Sublicensee or Development Partner supplies (directly or indirectly) a Product that constitutes a Licensed Product to any Affiliate, Joint Venture, Sublicensee or Development Partner, and such Affiliate, Joint Venture, Sublicensee or Development Partner includes such Product in another Product (including a Combination Product), then “Net Sales” for royalty purposes shall be based on the total gross amount invoiced or otherwise charged for such other Product in its entirety, but subject to the following two provisions:

Licensed Products and Licensed Services used solely in clinical trials and a reasonable quantity of Licensed Products used as marketing samples, and demonstrations of Licensed Services, to develop or promote the Licensed Products or Licensed Services shall not be included as sold under the definition of Net Sales, provided no consideration (whether consisting of cash or any other form) is provided therefor.

For purposes of “Net Sales,” any Product containing or using a Licensed Product shall be deemed a Licensed Product in its entirety and “Net Sales” with respect to such Product shall be based, as set forth in this Section 1.17, on the entire gross amount invoiced or otherwise charged for such Product; provided that, for a Combination Product, the Net Sales of such Combination Product for purposes of determining Sublicense Royalties and Earned Royalties payable with respect thereto shall be calculated as set forth in Section 9.3.

1.18 “Non US Major Market Country” means any of the United Kingdom, Germany, France, Italy, Canada, and Japan.

1.19 “Patent Product” means any Product that is, or the manufacture or use of which is, covered by a Valid Claim within the Patent Rights in the country in which such Product is made, used, sold, offered for sale or imported.

1.20 “Patent Rights” means Ligand Patent Rights, Receptor Patent Rights, and Small Molecule Patent Rights.

1.21 “Product” means any kit, article of manufacture, composition of matter, material, protein, compound, component or product.

1.22 “Receptor Patent Rights” the following patents and patent applications:

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1996-217-1	[*]	[*]
1996-217-1	[*]	[*]
1996-217-1	[*]	[*]
1996-217-1	[*]	[*]
1996-217-1	[*]	[*]
1996-217-1	[*]	[*]
1996-217-2	[*]	[*]
1997-288-1	[*]	[*]
1997-288-2	[*]	[*]
1997-288-2	[*]	[*]
1997-288-2	[*]	[*]
1997-288-2	[*]	[*]
1997-288-2	[*]	[*]
1997-288-3	[*]	[*]

“Receptor Patent Rights” shall further include any continuing applications of the foregoing patent applications including divisions and substitutions and continuation in part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of such patent applications); any patents issuing on such patent applications including reissues, re-examinations, extensions, and any corresponding foreign patent applications or patents that are entitled to the priority filing date of such patent applications.

1.23 “Research Reagent Use” means (i) the use (including the manufacture and sale) of any reagent that is a Patent Product (but specifically excluding Diagnostic Licensed Products and Therapeutic Licensed Products) solely for educational and research purposes in connection with in-vitro experimental use and not for in-vivo use or ex-vivo diagnostic testing and not for therapeutic, diagnostic or drug discovery purposes, where (ii) the sale of such reagent for the foregoing purposes is not subject to approval by any regulatory agency.

1.24 “Royalties” means Earned Royalties (as defined in Section 9.1) and Sublicense Royalties.

1.25 “Service Income” means Net Sales for Final Sales by Licensee or any Affiliate, or Joint Venture of Licensed Services, provided that “Service Income” shall not include: (a) Attributed Income, and (b) any amounts received by Licensee or any Affiliate, Joint Venture, Development Partner or Sublicensee to the extent such amounts are reasonably and fairly attributable to bona fide: (i) reimbursement for the cost and expenses of research, development and/or clinical services, provided on a FTE bases at or below commercially reasonable and standard FTE rates, and/or, to the extent not already included in such FTE rates, reimbursement for actual out of pocket costs and expenses actually incurred in connection therewith (including fully-burdened labor and materials costs) but only to the extent such costs and expenses do not materially exceed an amount which is reasonably typical under the circumstances in the biotechnology industry, (ii) research and/or development services for a third party for the identification of compounds for further development for therapeutic and diagnostic applications by Licensee or any Affiliate, Joint Venture, Development Partner or Sublicensee, provided that, and only to the extent, such compounds qualify (when identified, created, developed or discovered) as Identified Products, as defined in Section 1.9 (Identified Product), and are subject to the payment of Royalties therefor under this Agreement, and (iii) consideration for Licensed Products to the extent a separate Royalty is paid under this Agreement based on such consideration.

1.26 “Small Molecule Patent Rights” means the following patents and patent applications:

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1999-112-1	[*]	[*]
1999-112-1	[*]	[*]
1999-112-2	[*]	[*]
1999-112-2	[*]	[*]
1999-112-2	[*]	[*]

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
1999-112-2	[*]	[*]
1999-112-2	[*]	[*]

“Small Molecule Patent Rights” shall further include any continuing applications of the foregoing patent applications including divisions and substitutions and continuation in part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of such patent applications); any patents issuing on such patent applications including reissues, re-examinations, extensions, and any corresponding foreign patent applications or patents that are entitled to the priority filing date of such patent applications.

1.27 “Sublicense Fee” is defined in Section 8.1 (Sublicense Fees).

1.28 “Sublicense Royalty” is defined in Section 8.2 (Sublicense Royalties).

1.29 “Sublicensee” means any person or entity (including any Affiliate and Joint Venture) to which any of the license rights granted to Licensee hereunder are sublicensed by Licensee or further sublicensed by any such person or entity.

1.30 “Therapeutic Licensed Product” means a Licensed Product that is used to prevent, treat or cure one or more diseases and/or conditions of human beings or animals.

1.31 “Valid Claim” means any claim of: (a) an issued, unexpired patent, but excluding any claim that has been (i) withdrawn, canceled, disclaimed or waived, or (ii) held invalid or unenforceable by a court of competent jurisdiction in a decision that can no longer be appealed; or (b) a pending patent application, which claim has not been abandoned or finally rejected by the United States Patent and Trademark Office, or any analogous foreign administrative entity, in a decision that can no longer be appealed or otherwise challenged.

2.	LICENSE GRANT

2.1 Subject to the terms and conditions of this Agreement and subject to the rights of the US Government, Columbia, HHMI, SCRF and the Co-Developer as set forth in the Background and in Section 2.3, The Regents hereby grants to Licensee a world-wide, non-transferable, royalty-bearing license under its rights in and to the Patent Rights, only in the Field of Use, to make, have made, use, sell, offer to sell and import Patent Products, and to use and practice the Licensed Methods and Patent Rights (including for purposes of identifying, creating, discovering, developing and commercializing Identified Products) in the Field of Use.

2.2 Except as expressly provided otherwise in this Agreement, and subject to the rights of the US Government, The Regents, Columbia, HHMI, SCRF and the Co-Developer, as set forth in the Background and in Section 2.3, the license granted under the Patent Rights in Section 2.1 is exclusive.

2.3 The license granted in Section 2.1 and the exclusivity described in Section 2.2 is also subject to the following:

2.3.1	The Inventions having UC Case Nos. 1993-300, 1999-010,1999-112 and the rights granted to Licensee with respect thereto are subject to all rights of the U.S. Government, including any outstanding licenses granted thereto and such rights under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations, as amended from time to time. In accordance with PL 96-517 as amended by PL 98-620, to the extent required by law or regulation, any Licensed Products derived from the use or practice of such Inventions sold in the United States will be substantially manufactured in the United States. However, if Licensee documents to The Regents that it is not commercially feasible to comply with the requirement to manufacture such products substantially in the United States and requests (such request including documentation of any other requirements under laws or regulations applicable to such request) a waiver of this requirement, then The Regents shall submit a request for such waiver to the United States federal government, and shall use good faith efforts to obtain such waiver, provided that Licensee shall cooperate with The Regents as requested by The Regents, and shall reimburse The Regents for any actual costs and expenses incurred, in connection with such request.

2.3.2

The Inventions having UC Case Nos. 1993-300,1999-010,1999-112 and the rights granted to Licensee with respect thereto are subject to The National Institutes of Health “Principles and Guidelines for Recipients of NIH Research

Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.3.3	The Inventions described in Section B of the Background and the rights granted to Licensee with respect thereto are subject to Columbia’s rights as described in Section B of the Background.

2.3.4	The Inventions described in Section C of the Background and the rights granted to Licensee with respect thereto are subject to SCRF’s rights as described in Section C of the Background.

2.3.5	The Inventions described in Section G of the Background and the rights granted to Licensee with respect thereto are subject to HHMI’s rights as described in Section G of the Background.

2.3.6	The Regents, for its own benefit and for the benefit of HHMI, reserve and retain the right (and the exclusivity of the rights granted to Licensee in this Agreement shall be limited accordingly) to make, use and practice the Inventions and any Products and processes covered by a Valid Claim within the Patent Rights, and to grant any of the foregoing rights in this Section 2.3.6 to other educational and non-profit organizations, solely for their educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities, which includes publication and other communication of the research results from such uses, and as necessary comply with any federal, state or local government laws or regulations (all of the rights described in foregoing being the “Retained Rights”).

2.3.7	The Regents, for the benefit of Columbia (with respect to the Inventions claimed in UC Case Nos, 1993-300-1, 1993-300-2, 1993-300-3, 1993-300-4, and 1993-300-8) and SCRF (with respect to the Invention having UC Case No. 1993-300), reserve and retain the Retained Rights (and the exclusivity of the rights granted to Licensee in this Agreement shall be limited accordingly for exercise by Columbia and SCRF, respectively, of such Retained Rights).

2.3.8	The Invention claimed in UC Case No. 1999-011 and the rights granted to Licensee with respect thereto and all other rights of Licensee under this

Agreement with respect thereto are subject to the Co-Developer’s rights as a co-owner of such Invention and any Patent Rights covering such Invention.

2.4 The license granted in Section 2.1 is limited to the rights expressly granted therein. The parties agree and acknowledge that there are no implied licenses under this Agreement or with respect to the Patent Rights. Licensee shall have no right or license under this Agreement outside the Field of Use.

2.5 The Regents agrees to include, and obligate its licensees to include, the following statement with all Patent Products sold or licensed by The Regents or its licensees (including, without limitation, by grant of a license to a third party to sell or sublicense any such Patent Product) in the field of Research Reagent Use: “This product or the use of this product is covered by U.S. Patents owned by The Regents of the University of California. This product is for research use only and is not to be used for commercial purposes. Use of this product to produce products for sale or for diagnostic, therapeutic or drug discovery purposes is prohibited. In order to obtain a license to use this product for such purposes, contact The Regents of the University of California.” In addition, The Regents will expressly exclude from any license to a third party to sell or sublicense any Patent Product in the field of Research Reagent Use any right to use or sell such Patent Products, and products produced by such third party from the use of such Patent Products, for therapeutic, diagnostic or drug discovery purposes.

3.	SUBLICENSES

3.1 The Regents also grants to Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to Licensee hereunder (with the limited right to further sublicense as described below), provided that each Sublicensee and each permitted further Sublicensee is subject to a written sublicense agreement and is bound by all of the applicable terms, conditions, obligations, restrictions and other covenants of this Agreement that protect or benefit The Regents’ (and, if applicable, the U.S. Government and other sponsors) rights and interests. Licensee shall have no right to permit, and shall expressly prohibit, any of its Sublicensees to further sublicense any of the rights granted to Licensee hereunder, except to such Sublicensee’s affiliated companies to the extent reasonably needed for the development and commercialization of Licensed Products in accordance with this Agreement. Licensee covenants that it shall require appropriate reporting from its Sublicensees (and shall require its Sublicensees to require the same from any further Sublicensees) to establish all amounts owed hereunder, and shall make such reports available to The Regents.

3.2 Licensee shall promptly provide The Regents with a copy of each sublicense and further sublicense entered into, and summarize and deliver all reports due The Regents from Sublicensees as set forth in this Agreement, and give prompt notice to The Regents of any sublicense and further sublicenses granted as permitted herein. Upon request by Licensee, The Regents will consider waiving its right to receive a copy of a specific further sublicense, which waiver will not unreasonably be withheld, provided that Licensee submits to The Regents such information regarding the terms and conditions and such assurances with respect thereto as are reasonably satisfactory to The Regents.

3.3 Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate unless and to the extent The Regents, in its sole discretion, agrees in writing to an assignment of any sublicenses to The Regents or to enter into a direct agreement with any Sublicensee. In no event shall The Regents assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense extending beyond The Regents’ obligations and liabilities under this Agreement. Upon Licensee’s reasonable request, at any time during the term of this Agreement, The Regents agree to meet and confer in good faith with Licensee and any Sublicensee or potential Sublicensee to discuss mutually acceptable arrangements regarding the possibility of an extension of such Sublicensee’s or potential Sublicensee’s rights beyond any expiration or termination of this Agreement.

4.	MANDATORY SUBLICENSING

4.1 If The Regents (as represented by the actual knowledge of the licensing professional responsible for administration of this Agreement) become aware of, or if a third party becomes aware and notifies such licensing professional of, an application or use for Products within the licensed Field of Use but for which Patent Products have not been developed or are not, at such time, being developed by Licensee, then The Regents, through the Office of Technology Transfer, may give written notice to Licensee thereof. The Regents shall not invoke the mandatory sublicensing provisions of this Section 4 without having provided such written notice to Licensee. Such written notice shall include a description of such application or use and, if applicable, the name and contact information of such third party, provided that such written notice shall not disclose any information in violation of any restrictions of confidentiality with third parties.

4.2 Within ninety (90) days of receipt by Licensee of such notice, Licensee shall give The Regents written notice stating whether Licensee agrees to develop and commercialize Patent Products for such application or use (“New Patent Products”). Such notice shall be accompanied by (i) a reasonably detailed development schedule, including reasonably specific diligence requirements and development milestones, for the development of New Patent Products, and (ii) a reasonably detailed business plan for the development, marketing and commercialization of New Patent Products (the “Development Plan”). If Licensee has not notified The Regents within such ninety (90) day period, in accordance with the foregoing, that Licensee agrees to develop and commercialize such New Patent Products, or if the Development Plan is not reasonably acceptable to The Regents and the parties were, after good faith discussions, unable to agree upon a mutually acceptable Development Plan within ninety (90) days from Licensee’s provision of the Development Plan to The Regents, then Licensee shall be deemed to not so agree.

4.3 If Licensee agrees, as set forth in Section 4.2, to develop and commercialize such New Patent Products, Licensee shall (i) diligently proceed with the development, manufacture and commercialization of such New Patent Products and earnestly and diligently endeavor to market the same in accordance with the Development Plan, as it may be reasonably and fairly amended by Licensee from time to time upon prior notice to The Regents disclosing such intended amendments, and in quantities sufficient to meet market demand, and (ii) Licensee shall submit a written progress report setting forth in detail the status of such development, manufacture and commercialization every six (6) months to The Regents.

4.4 If Licensee does not agree, as set forth in Section 4.2, to develop and commercialize such New Patent Products, or if Licensee fails to diligently pursue the development and commercialization or the development and service thereof in accordance with the Development Plan and such failure continues for a period of ninety (90) days after The Regents has notified Licensee in writing of such failure, The Regents shall have the right to seek one or more third parties for the development and commercialization of such New Patent Products and refer such third party to Licensee so that such third party may request a sublicense allowing for development and commercialization of such New Patent Products. If the third party requests, in writing, a sublicense under any of the rights granted to Licensee in this Agreement, then Licensee shall report such request, together with the terms and conditions thereof, to The Regents within thirty (30) days from the date of such request. Licensee shall enter into good faith negotiations with the third party, provided that, Licensee shall have no obligation to enter into such negotiations and The Regents shall not invoke Section 4.5 until the earlier of one (1) year from the Effective Date of this Agreement or the receipt by The Regents of two or more requests for a sublicense under the Patent Rights for any new use or application. If the request by the third party results in a sublicense, then Licensee shall report it to The Regents pursuant to Section 3.2.

4.5 If Licensee does not grant a sublicense to the third party within a reasonable time after such request (and, in any event, within one hundred twenty (120) days after such request), or refuses to grant such sublicense under reasonable terms, Licensee shall promptly, or, in the event of such refusal, within thirty (30) days after such refusal, submit to The Regents a written report specifying the license terms proposed by the third party and a written justification for the Licensee’s refusal or failure to grant such sublicense. If The Regents determines that the terms of the sublicense proposed by the third party are reasonable under the circumstances, then The Regents and Licensee shall prepare a mutually agreed upon counter-proposal to such third party. Based upon such counterproposal Licensee shall negotiate in good faith a sublicense with such third party. If (i) Licensee and such third party do not agree on a sublicense within ninety (90) days after such counter-proposal has been made to such third party, or (ii) The Regents and Licensee are unable to agree on a counter-proposal within thirty (30) days, then The Regents may unilaterally make and negotiate a counter-proposal, and, if successful, issue the resultant license directly to the third party in a field of use limited to the specific use or application that was the basis for the initial notice provided in Section 4.1, to allow the third party to practice the applicable Invention(s) and otherwise exercise the applicable Patent Rights to develop and commercialize the applicable New Patent Products, and this Agreement shall be deemed amended to exclude such development and commercialization of such New Patent Products from the licenses and other applicable terms hereunder. The Regents shall have the right to grant to the third party (and the rights and exclusivity granted to Licensee in this Agreement shall be limited accordingly) such a license providing royalty rates and other terms that reasonably take into account Licensee’s economic investment in the Patent Rights and, in any event, having royalty rates that are not lower than the Earned Royalties owed by Licensee hereunder.

5.	RETENTION OF RIGHTS

5.1 Licensee agrees and acknowledges that, as between The Regents and Licensee, The Regents owns and shall retain all right, title and interest in and to the Patent Rights and its other rights, subject only to the licenses and other rights expressly granted in this Agreement. Licensee does not acquire any rights in or to or relating to the Patent Rights or any other rights of The Regents, other than those expressly granted herein and Licensee agrees and acknowledges that there are no implied licenses in connection with this Agreement or the subject matter hereof.

5.2 The Regents acknowledges and agrees that nothing in this Agreement shall grant any right, title or interest, either express or implied, to The Regents, HHMI, Columbia, SCRF or the Co-Developer under any rights of Licensee, except as expressly provided for herein (such as in Section 4).

6.	LICENSE ISSUE FEE

Licensee shall pay to The Regents a license issue fee of [*] U.S. dollars (US $ [*]) payable as follows: (i) [*] U.S. dollars (US $ [*]) within seven (7) days of the Effective Date; and (ii) [*] U.S. dollars (US $[*]) on each of the first and the second anniversaries of the Effective Date. This license issue fee is non-refundable and is not an advance or otherwise creditable against any Royalties or other payments hereunder.

7.	LICENSE MAINTENANCE FEE

Licensee shall pay to The Regents an annual license maintenance fee of fifty thousand U.S. dollars (US $50,000) per year on a calendar yearly basis (the “License Maintenance Fee”), beginning in the year of the third anniversary of this Agreement and payable as follows: A pro-rata share of the first License Maintenance Fee shall be due on the third anniversary of the Effective Date for the time period from such anniversary until the end of the calendar year in which such anniversary falls. Thereafter the License Maintenance Fee shall be payable annually on February 28 of each following year. With respect to the License Maintenance Fee for the calendar year in which the first Final Sale occurs, a pro-rata share of such License Maintenance Fee for the period from the date on which the first Final Sale occurs until the end of such calendar year shall be credited against the Earned Royalties and Sublicense Royalties due for such time period. The obligation to pay License Maintenance Fees automatically terminates at the end of the calendar year in which the first Final Sale occurs. The License Maintenance Fee is non-refundable and is not an advance or, except as expressly set forth in this Section 7, otherwise creditable against any Royalties or other payments hereunder.

8.	PAYMENTS ON SUBLICENSES

8.1 Sublicense Fees. Licensee shall pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

8.1.1	[*] percent ([*]%) of all Attributed Income unless Section 8.1.2 applies, provided that in the event that Licensee must make a payment to The Regents under the Axon Agreement based on any gross proceeds received by Licensee, or any Affiliate, or Joint Venture that would constitute Attributable Income hereunder, the Sublicense Fee described in this Section 8.1.1 shall be reduced by the amount of such payment made to The Regents under the Axon Agreement, provided further, however, that such deduction shall be limited as follows: in no event shall The Regents receive less than [*] percent ([*]%) of the amount owed to it under this Section 8.1.1 absent such deduction; or

8.1.2	[*] percent ([*]%) of all Attributed Income where, (i) in addition to a sublicense of any of the rights granted to Licensee hereunder, Licensee grants to Sublicensee a license under a third party’s patent rights (including pending patent applications), where Sublicensee’s making, using or selling Licensed Products is covered by a Valid Claim within such third party’s patent rights, provided and only to the extent that the total aggregate consideration for such combined license is treated as Attributed Income.

8.2 Sublicense Royalties. In addition to the Sublicense Fees, Licensee shall pay to The Regents, with respect to each Sublicensee and each Development Partner (other than an Affiliate and a Joint Venture), the greater of (i) [*] percent ([*]%) of any royalties or similar payments (including all other consideration, whether in cash or any other form, that could fairly and reasonably be attributed to royalties, but excluding the transfer price of Licensed Products supplied at less than one hundred twenty five percent (125%) of the fully burdened manufacturing costs therefor, provided that a Royalty is paid with respect to the Final Sale thereof) payable by such Sublicensee or Development Partner to Licensee or any Affiliate or Joint Venture with respect to any sale or similar transfer, lease, exchange, disposition or provision of a particular Licensed Product and/or a Licensed Service, or (ii) [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner (“Sublicense Royalties”), provided that, in the event that Licensee must pay a royalty to The Regents under the Axon Agreement with respect to Licensed Products which are, or the manufacture or use of which is, covered by a Valid Claim within the Ligand Patent Rights or the Receptor Patent Rights, the Sublicense Royalty described in (ii) of the foregoing shall be reduced by the amount of such royalty paid to The Regents under the Axon Agreement, provided further, however, that in no event shall the Sublicense Royalty described in (ii) of the foregoing be reduced to less than [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner. If the royalties paid to Licensee by any Sublicensee or Development Partner (other than an Affiliate and a Joint Venture) are lower than [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner, Licensee and The Regents shall negotiate in good faith a new fair and reasonable rate for the Sublicense Royalties described in subclause (ii) above (which shall be less than the rate in subclause (ii) above, but in no event less than [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner). Sublicense Royalties are non-refundable and, subject to Section 9.5, non-creditable.

8.3 Royalty Stacking. In the event that Licensee or a Sublicensee or Development Partner, as applicable, must pay to a third party royalties (other than royalties to The Regents under the Axon Agreement and other than royalties with respect to Product Components) to obtain a patent right from such third party that is required to make, use, sell, or import a given Licensed Product and/or practice a given Licensed Method, the Sublicense Royalties for such Licensed Product or Licensed Method shall be reduced to the greater of (i) [*] percent ([*]%) of any royalties or similar payments (including all other consideration, whether in cash or any other form, that could fairly and reasonably be attributed to royalties) paid by such Sublicensee or Development Partner to Licensee or any Affiliate or Joint Venture, or (ii) (a) [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner or (b), if such third party is only Hunter College, [*] percent ([*]%) of Net Sales invoiced or otherwise charged by such Sublicensee or Development Partner in the event that such Licensed Products or Licensed Methods are, or the manufacture, use or practice of which is, covered by a Valid Claim within the Small Molecule Patent Rights.

9.	EARNED ROYALTIES, COMBINATION PRODUCTS AND MINIMUM ANNUAL ROYALTIES

9.1 Earned Royalties. Licensee shall pay to The Regents a non-refundable and non-creditable royalty of (i) [*] percent ([*]%) of Net Sales of each Patent Product invoiced or otherwise charged by Licensee or any Affiliate or Joint Venture (and specifically excluding any Sublicensee or Development Partner), (ii) [*] percent ([*]%) of Net Sales of each Identified Product invoiced or otherwise charged by Licensee, an Affiliate or a Joint Venture, and (iii) [*] percent ([*]%) of any Service Income of Licensee, an Affiliate or a Joint Venture (the royalties described in (i), (ii) and (iii) being “Earned Royalties”).

9.2 Royalty Stacking. In the event that Licensee must pay to a third party royalties (other than royalties to The Regents under the Axon Agreement and other than royalties with respect to Product Components) to obtain a patent right from such third party that is required to make, use, sell, or import Licensed Products and/or practice the Licensed Method, then the Earned Royalties described in Section 9.1 (Earned Royalties) for such Licensed Products or Licensed Methods shall be reduced by the lower of (i) an amount equal to fifty percent (50%) of such royalties payable to such third party, or (ii) an amount equal to fifty percent (50%) of the unreduced Earned Royalties as calculated pursuant to Section 9.1 (Earned Royalties).

9.3 Combination Products. For a Combination Product, the Net Sales of such Combination Product for purposes of determining Sublicense Royalties and Earned Royalties payable with respect thereto shall be calculated by first determining the Net Sales of such Combination Product (as a Licensed Product in its entirety) according to Section 8.2 or 9.1, as applicable, and then multiplying such number by the applicable fraction from the following three options:

9.3.1	If the Licensed Product(s) and Product Component(s) in such Combination Product all are sold separately, then such fraction shall be A/(A+B), where, for the Combination Product: (i) “A” is the listed sale price(s) of the Licensed Product(s) in such Combination Product when sold separately; and (ii) “B” is the listed sale price(s) of the Product Component(s) in such Combination Product when sold separately.

9.3.2	If the Product Component(s) in the Combination Product are not sold separately, then such fraction shall be A/C, where “A” is as above, and C is the average listed sale price of the Combination Product.

9.3.3	If neither the Licensed Product(s) nor the Product Component(s) in the Combination Product are sold separately, then such fraction shall be a fraction reasonably reflecting the relative value contributed by the Licensed Product(s) to the total value of the Combination Product, with such fraction to be established by mutual agreement of Licensee and The Regents based on good faith, reasonable negotiation.

9.4 Maximum Reduction. In no event (whether pursuant to Section 9.3 (Combination Products), Sections 8.3 or 9.2 (Royalty Stacking), any other provision of this Agreement or any combination or cumulative application of any of the foregoing) shall (i) the Earned Royalties described in Section 9.1 (Earned Royalties) be reduced, in the aggregate, to less than (50%) of the unreduced Earned Royalties as calculated pursuant to Section 9.1 (Earned Royalties); and (ii) the Sub license Royalties described in Section 8.2 be reduced, in the aggregate, to less than [*] percent ([*]%) of Net Sales invoiced or otherwise charged by a Sublicensee or Development Partner. By way of example, in no event shall The Regents receive less than [*] percent ([*]%) of Net Sales of any Identified Product invoiced or otherwise charged by Licensee or an Affiliate or Joint Venture.

9.5 Minimum Royalty. Beginning in the calendar year that follows the year in which the first Final Sale occurs, Licensee shall pay to The Regents a minimum royalty of [*] U.S. dollars (US $[*]) for such and each subsequent calendar year during the term of the Agreement as described in Section 17.1 (“Minimum Royalty”). The Minimum Royalty is

payable to The Regents by February 28 of each calendar year and will be credited against the Earned Royalties and Sublicense Royalties due for the calendar year in which such Minimum Royalty is paid.

10.	DURATION OF PAYMENT OBLIGATIONS

Royalties shall be due as set forth herein for Net Sales of Identified Products by Licensee, any Affiliate, any Joint Venture, any Sublicensee or any Development Partner, where the Final Sale of such Identified Product occurs at any time on or before the later of (a) five (5) years after the first commercial sale of an Identified Product, or (b) either December 31, 2018 or, in the event of any extension pursuant to and as described in Section 14.5, December 31, 2019. Sublicense Fees shall be due until December 31, 2018 or, in the event of any extension pursuant to and as described in Section 14.5, December 31, 2019, with respect to any gross proceeds that are Attributed Income at any time after the Effective Date until such termination date. Royalties shall be payable by Licensee hereunder for Products that were Patent Products at the time such Products were made, and regardless of whether such Products are still Patent Products when used, sold or imported thereafter.

11.	EQUITY

In consideration of the rights granted to Licensee under this Agreement and in accordance with the terms and conditions of that certain stock purchase agreement between The Regents and Licensee, executed concurrently herewith, Licensee shall issue ninety thousand (90,000) shares of its common stock (the “Shares”) in the name of Shellwater and Company, as nominee, and deliver to The Regents a stock certificate as evidence thereof. The Shares shall be issued and the certificate therefor shall be delivered on the Effective Date. As of the Effective Date, and at all times thereafter so long as The Regents continues to own the Shares, The Regents shall be entitled to all rights and privileges of a holder of Licensee’s common stock. The Regents reserves the right, in its sole discretion, to direct Licensee to issue the Shares or any portion thereof, and instruct Licensee to deliver certificates representing such Shares, directly to certain individuals, including, without limitation, inventors of the Inventions underlying the Patent Rights licensed hereunder, or to The Regents’ Office of the Treasurer.

12.	DEVELOPMENT MILESTONE PAYMENTS

12.1 Therapeutic Licensed Products. With respect to each Therapeutic Licensed Product, upon reaching the following milestones based on activities by or on behalf of Licensee or any Affiliate, Joint Venture, Development Partner or Sublicensee, Licensee shall pay to The Regents the following non-refundable, non-creditable amounts:

12.1.1	[*] U.S. dollars (US $[*]) upon the first filing of an Investigational New Drug Application with the United States Food and Drug Administration for such Therapeutic Licensed Product; and

12.1.2	[*] U.S. dollars (US $[*]) upon the first dosing of a first human subject in a large scale human clinical trial (such as a Phase III trial) conducted in the United States in human subjects and intended by Licensee to generate data concerning the safety and efficacy of such a Therapeutic Licensed Product for the particular medical condition for which it is being studied sufficient to support registration of such Therapeutic Licensed Product with drug regulatory authorities; and

12.1.3	[*] U.S. dollars (US $[*]) upon the first filing of a New Drug Application with the United States Food and Drug Administration pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 for such Therapeutic Licensed Product, as such sections are amended or supplemented from time to time; and

12.1.4	[*] U.S. dollars (US $[*]) upon the first grant of approval for marketing of such Therapeutic Licensed Product by the United States Food and Drug Administration; and

12.1.5	[*] U.S. dollars (US $[*]) upon the grant of approval for marketing of such Therapeutic Licensed Product by the competent foreign regulatory authority in a Non-US Major Market Country.

12.2 Diagnostic Licensed Products. With respect to each Diagnostic Licensed Product, upon reaching the following milestones based on activities by or on behalf of Licensee or any Affiliate, Joint Venture, Development Partner or Sublicensee, Licensee shall pay to The Regents the following non-refundable, non-creditable amounts:

12.2.1	[*] U.S. dollars (US $[*]) upon the filing of a PMA or 510k or other requests for marketing approval by the United States Food and Drug Administration, as applicable, for such Diagnostic Licensed Product; and

12.2.2	[*] U.S. dollars (US $[*]) upon the grant of approval for marketing of such Diagnostic Licensed Product by the United States Food and Drug Administration; and

12.2.3	[*] U.S. dollars (US $[*]) upon the grant of approval for marketing of such Diagnostic Licensed Product by the competent foreign regulatory authority in a Non-US Major Market Country.

12.3 For the avoidance of doubt, each of the milestone payments set forth in Section 12.1.1 through 12.1.5 shall be payable only once with respect to each Therapeutic Licensed Product and each of the milestone payments set forth in Section 12.2.1 through 12.2.3 shall be payable only once with respect to each Diagnostic Licensed Product. Furthermore, each such milestone payment shall be payable regardless of whether the applicable milestone set forth in Section 12.1.1 through 12.1.5 or in Section 12.2.1 through 12.2.3, as applicable, has been achieved by or on behalf of Licensee or any Affiliate, Joint Venture, Development Partner or Sublicensee.

12.4 All milestone payments are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

13.	PAYMENT TERMS

13.1 All Royalties with respect to a Licensed Product and a Licensed Service shall be due upon the Final Sale of the Licensed Product or Licensed Service they relate to. Sublicense Fees with respect to any Attributed Income shall be due at the time such Attributed Income is due to Licensee.

13.2 All Royalties and Sublicense Fees shall be payable on a calendar quarterly basis. On each of February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year (each such calendar quarter being a “Reporting Period”), Licensee shall pay to The Regents all Royalties and Sublicense Fees that were or became due during the applicable Reporting Period. Licensee shall use good faith and all commercially reasonable efforts to collect all amounts underlying such Sublicense Royalties (subject to any renegotiation of the Sublicense Royalties pursuant to Section 8.2) and Sublicense Fees payable to The Regents by Licensee under this Agreement, and Licensee agrees not to waive payment of the underlying amounts on which such Sublicense Royalties and Sublicense Fees would otherwise be due hereunder, in consideration for any other rights from any Sublicense or Development Partner, as applicable, or otherwise. For clarification, Sublicense Royalties shall be payable to The Regents regardless of whether Licensee or any Affiliate or Joint Venture actually received from a Sublicensee or Development Partner the underlying amounts to which such Sublicense Royalties relate.

13.3 All payments due The Regents shall be made in U.S. dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. Licensee is responsible for all bank and other transfer charges. When Net Sales are in currencies other than U.S. dollars, Licensee shall first determine the Royalties in such currency and then convert the amount into U.S. dollars, using the exchange rate quoted in The Wall Street Journal on the last business day of the applicable Reporting Period.

13.4 Royalties, Sublicense Fees and all other payments hereunder do not include, and Licensee shall be solely liable for, any taxes not based on The Regents’ net income (including, without limitation, any sales, use, value-added, property, excise, import or export tax), duties or tariffs imposed or levied by any governmental entity on Licensed Products or Licensed Services on any payments payable by Licensee hereunder, or in connection with Licensee’s activities under this Agreement or the performance hereof. All Royalties, Sublicense Fees and all other payments due The Regents hereunder shall be increased as may be necessary so that after Licensee makes all deductions or withholdings that may be required by applicable law, The Regents shall receive amounts equal to the amounts it would have received had no such deductions or withholdings been required.

13.5 No royalties may be collected or paid on Patent Products sold to the account of the U.S. Government, or any agency thereof, as provided for in the license to the Government.

13.6 Interest on any late payments shall accrue at a rate of ten percent (10%) per annum or the maximum amount permitted under applicable law, whichever is less. Interest is calculated from the date payment was payable until actually received by The Regents.

14.	DUE DILIGENCE

14.1 Licensee, upon execution of this Agreement, shall diligently proceed, itself or through Affiliates, Joint Ventures, Development Partners and Sublicensees, with the research, development, manufacture and commercialization of Licensed Products and shall earnestly and diligently endeavor to market Licensed Products within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

14.2 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

14.3 Without limiting the generality of the foregoing, Licensee shall:

14.3.1	produce [*] that express a [*] within [*] after the Effective Date of this Agreement; and

14.3.2	identify a [*] that expresses a [*], and test the [*] for ability to [*] or other [*] within [*] after the Effective Date of this Agreement and use diligent efforts to try to achieve such positive test results within such time period; and

14.3.3	create an [*] model and initiate a test of the model under customary preclinical conditions to assess the efficacy of treatment with a [*] and is expressed by a [*] within [*] after the Effective Date of this Agreement; and

14.3.4	identify a [*] that expresses a [*], and test such [*] for ability to [*] model under customary preclinical conditions within [*] after the Effective Date of this Agreement and use diligent efforts to try to achieve such positive test results within such time period; and

14.3.5	identify a [*] that expresses a [*] and test the [*] for the ability to

[*] in the presence of [*] or other appropriate [*] within [*] after the Effective Date of this Agreement; and

14.3.6	create an [*] model and initiate a test of the model under customary preclinical conditions to assess the efficacy of treatment with a [*] and is expressed by a [*] within [*] after the Effective Date of this Agreement; and

14.3.7	identify a [*] that expresses a [*], and test such [*] for ability to [*] model under customary preclinical conditions within thirty [*] after the Effective Date of this Agreement and use diligent efforts to try to achieve such positive test results within such time period; and

14.3.8	test and identify [*], which [*] in the presence of [*] within [*] after the Effective Date of this Agreement; and

14.3.9	create an [*] model and initiate a test of the model to assess the efficacy of treatment with [*] under customary preclinical conditions within [*] after the Effective Date of this Agreement; and

14.3.10	test and identify [*], which [*] appear to [*] in the presence of [*] within [*] after the Effective Date of this Agreement and use diligent efforts to try to achieve such positive test results within such time period; and

14.3.11	create an [*] model and initiate a test of the model to assess the efficacy of treatment with [*] under customary preclinical conditions within [*] after the Effective Date of this Agreement; and

14.3.12	identify [*] that appear to [*] model under customary preclinical conditions within [*] after the Effective Date of this Agreement and use diligent efforts to confirm the foregoing within such time period.

14.4 If Licensee itself or through its Affiliates, Joint Ventures, Development Partners and Sublicensees is unable to meet any of its due diligence obligations set forth in Section 14.3 within the time specified therein and the cure period specified in Section 14.9, then Licensee shall have the right, upon payment of the extension fee described herein, to request a one time extension of the applicable time period as follows: Upon payment of [*] dollars ($[*]) in each of the following cases (i) through (iii), Licensee may extend the time period for meeting the applicable milestone for a period of six (6) months from the expiration of the cure period specified in Section 14.9 relating thereto for (i) one, and only one, of the milestones relating to the Ligand Patent Rights (Sections 14.3.1, 14.3.2, 14.3.3 and 14.3.4), (ii) one, and only one, of the milestones relating to the Receptor Patent Rights (14.3.5, 14.3.6 and 14.3.7), and (iii) one, and only one, of the milestones relating to the Small Molecule Patent Rights (14.3.8, 14.3.9, 14.3.10, 14.3.11 and 14.3.12). No such extension of the time period for one specific milestone shall in any way affect (a) the time periods for any other milestone, or (b) any of the deadlines set forth in Section 14.5. The cure period specified in Section 14.9 shall not apply with respect to any failure to meet any milestones within the time period extended pursuant to this Section 14.4.

14.5 Without limiting the generality of the foregoing, Licensee itself or through Affiliates, Joint Ventures, Development Partners and Sublicensees shall perform the tasks described in the first column below with respect to each of the Patent Rights described in the second, third and fourth column below by the dates set forth in the applicable column with respect to such Patent

Rights, and notify and report to The Regents in writing the performance of each such task within thirty (30) days from such performance:

Task	[*]	[*]	[*]

[*]	2004	2005	2005

[*]	2005	2007	2007

[*]	2009	2010	2010

[*]	2011	2013	2013

In the event that Licensee is unable to meet a deadline set forth above solely as a result of a delay caused by a regulatory agency, Licensee may pay to The Regents an extension fee in the amount specified below (the “Extension Fee”). Such Extension Fee may be paid, and the deadlines shall be extended, no more than once with respect to each (i) the Ligand Patent Rights and the Receptor Patent Rights taken together, and (ii) the Small Molecule Patent Rights. Upon payment of the Extension Fee with respect to the Ligand Patent Rights and the Receptor Patent Rights, all deadlines in the second and third columns set forth above shall be extended by one (1) year. Upon payment of the Extension Fee with respect to the Small Molecule Patent Rights, all deadlines in the fourth column set forth above shall be extended by one (1) year. Upon an extension pursuant to the foregoing, the date specified in Section 10 (Duration of Payment Obligations) (i.e., December 31, 2018) shall be extended by one (1) year. The Extension Fee shall be as follows: (a) [*] U.S. dollars (US $[*]) for the extension with respect to the Ligand Patent Rights and the Receptor Patent Rights taken together, and (b) [*] U.S. dollars (US $[*]) for the extension with respect to the Small Molecule Patent Rights.

14.6 Licensee shall market each Licensed Product in the U.S. within six (6) months of receiving approval of such Licensed Product from the appropriate U.S. regulatory agency.

14.7 Licensee shall market each Licensed Product in each Non U.S. Major Market Country within six (6) months of receiving approval to market such Licensed Product from the appropriate regulatory agency.

14.8 Licensee shall reasonably fill the market demand for each Licensed Product following commencement of marketing at any time during the exclusive period of this Agreement.

14.9 If Licensee fails or is unable to comply with any of the above provisions in Sections 14.1 through 14.8, then The Regents will so notify Licensee in writing, setting forth the reason(s) why The Regents believes that Licensee has not so complied, and grant to Licensee a cure period of six (6) months from the time Licensee receives such written notice to comply with said provision. Subject to Section 14.12, if, at the expiration of the cure period and subject to any exercised diligence period extensions under Section 14.4, Licensee has not complied with said provision, then, upon written notice by The Regents and at The Regents option, (i) this Agreement shall immediately terminate, as to the applicable set of Patent Rights, but shall remain otherwise in force, or (ii) all rights as to the applicable set of Patent Rights granted to Licensee under this Agreement shall immediately become non-exclusive.

14.10 In addition to the obligations set forth above, Licensee shall (i) spend an aggregate of not less than [*] U.S. dollars (US $[*]) for the development of Licensed Products during the first two (2) years of this Agreement, and (ii) maintain an active clinical development program and spend an aggregate of no less than [*] U.S. dollars (US $[*]) per year with respect to each of the Ligand Patent Rights, the Receptor Patent Rights and the Small Molecule Patent Rights for which Licensee retains license rights hereunder, as applicable, after the first filing of an Investigational New Drug Application for a Licensed Product covered by the Ligand Patent Rights, the Receptor Patent Rights or the Small Molecule Patent Rights, as applicable. Efforts by any Affiliate, Joint Venture, Sublicensee and Development Partner to

develop Licensed Products may be credited towards achieving these spending requirements. Within thirty (30) days after the end of such periods, Licensee shall certify in writing to The Regents whether it has complied with this spending requirement set forth in this Section 14.10.

14.11 Subject to Section 14.12 if Licensee fails or is unable to comply with the spending requirement set forth in Section 14.10, and, provided Licensee has complied with the obligation to certify whether it has complied with such spending requirement set forth in Section 14.10, has not cured such failure within sixty (60) days after The Regents give notice to Licensee of such failure, then, upon written notice by The Regents and at The Regents option, (i) this Agreement shall immediately terminate, or (ii) all rights granted to Licensee under this Agreement shall immediately become non-exclusive.

14.12 If The Regents reduces Licensee’s exclusive license to a non-exclusive license as provided herein, then Licensee’s obligation to pay Costs for prosecution and maintenance of Patent Rights shall be reduced on a pro rata basis based on the number of all other nonexclusive licensees of the Patent Rights in the United States.

15.	PROGRESS AND ROYALTY REPORTS

15.1 Beginning September 30, 2002, and semi-annually thereafter, Licensee shall submit to The Regents a written progress report covering Licensee’s and any Affiliates’, Joint Ventures’, Development Partners’ and Sublicensees’ activities related to the development and testing of Licensed Products and Licensed Services, the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Section 14 (Due Diligence) above. Progress reports are required for each Licensed Product until the first Final Sale of that Licensed Product occurs in the U.S. and shall be again required if commercial sales of such Licensed Products are suspended or discontinued.

15.2 Progress reports submitted under Section 15.1 shall include, but are not limited to, the following information: (i) summary of work completed; (ii) key scientific discoveries; (iii) summary of work in progress; (iv) current schedule of anticipated events or milestones; (v) market plans for introduction of Licensed Products and Licensed Service (if applicable); (vi) a summary of resources (dollar value) spent in the reporting period, including a detailed summary of any such resources spent towards achieving the diligence requirements set forth in Section 14 (Due Diligence), or, if no such resources were spent in such reporting period, a statement to that effect; (vii) Licensee’s progress in developing any New Patent Products elected for commercial development by Licensee pursuant to Section 4.3 of this Agreement; and (viii), if the progress report contains material nonpublic information, a statement to that effect and a statement specifically identifying such material nonpublic information.

15.3 Licensee has a continuing responsibility to keep The Regents informed of the small business entity status (as defined by the U.S. Patent and Trademark Office) of itself and any Affiliates, Joint Ventures, Sublicensees and Development Partners.

15.4 Licensee shall report to The Regents the date of the first Final Sale of a Licensed Product in each country in its first progress and royalty reports following such first Final Sale of a Licensed Product.

15.5 Licensee shall make quarterly Royalty and Sublicense Fee reports to The Regents on or before each February 28 (for the Reporting Period ending December 31), May 31 (for the Reporting Period ending March 31), August 31 (for the Reporting Period ending June 30) and November 30 (for the Reporting Period ending September 30) of each year. Each Royalty and Sublicense Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, contain the following information: (i) the gross sales and Net Sales of Licensed Products and Licensed Services and any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to Licensee during the subject Reporting Period; (ii) a summary of plans to market each Licensed Product and Licensed Service; (iii) the number of each type of Licensed Products and Licensed Services sold, transferred, leased, exchanged or otherwise disposed or provided, (iv) the country in which each Licensed Product and Licensed Service was made, used or sold, transferred, leased, exchanged or otherwise disposed or provided; (v) the Royalties and Sublicense Fees, in U.S. dollars, payable with respect to Licensed Products, Licensed Services and Attributed Income; (vi) the method used to calculate the Royalties and the Sublicense Fees; (vii) the exchange rates used; (viii) for each Licensed Product and each Licensed Service, the specific Patent Rights identified by UC Case Number exercised by Licensee or any Affiliate, Joint Venture or Sublicensee in the course of making, having made, using, selling, offering for sale or importing such Licensed Product and/or using, selling or offering for sale such Licensed Service; and (ix), if the progress report contains material nonpublic information, a statement to that effect and a statement specifically identifying such material nonpublic information.

15.6 If no Final Sales of Licensed Product or Licensed Service have been made and no Attributed Income is due to Licensee during any Reporting Period, then the report shall contain a statement to this effect.

15.7 All progress and royalty reports required under this Section 15 shall be deemed the confidential information of Licensee and are subject to the obligations of confidentiality and restrictions on use set forth in Section 36.

16.	BOOKS AND RECORDS

16.1 Licensee shall keep, and shall cause all Sublicensees and Development Partners to keep, accurate books and records showing all Licensed Products made, used, sold or imported and all Licensed Services sold or otherwise provided, all Net Sales, all Attributed Income and any other amounts payable hereunder and resources spent for meeting the diligence requirements set forth in Section 14 (Due Diligence). Books and records must be preserved for at least four (4) years from the date of the payments to which they pertain.

16.2 Books and records of Licensee and its Affiliates and Joint Ventures and, subject to the last sentence of this Section 16.2, Sublicensees and Development Partners shall be open to inspection by representatives or agents of The Regents at reasonable times and with reasonable frequency during the term of the Agreement and for at least four (4) years thereafter. Such representatives or agents shall be bound by obligations of confidentiality and restrictions on use at least as strict as those set forth in Section 36 with respect to the information in such books and records. The Regents shall bear the fees and expenses of such inspection, provided that, if an underpayment of more than five percent (5%) of the Royalties due for any year is discovered in any inspection, then Licensee shall bear all fees and expenses of that inspection. In any event, Licensee shall require all Sublicensees, and use diligent efforts to obtain the agreement of all Development Partners, to permit inspection of their books and records by The Regents as set forth herein. Upon request by Licensee, The Regents will consider waiving its right to directly inspect books and records of a Sublicensee or Development Partner, which waiver will not unreasonably be withheld, provided that Licensee submits to The Regents such assurances with respect thereto as are reasonably satisfactory to The Regents.

17.	TERM OF THE AGREEMENT

17.1 Unless otherwise terminated by operation of law or by The Regents or Licensee in accordance with the terms of this Agreement, this Agreement shall be in force and effect from the Effective Date until there is no longer any Valid Claim within the Patent Rights (e.g., until the date of expiration of the last-to-expire patent licensed under this Agreement and abandonment of the last patent application licensed under this Agreement) or, if later, the end of the period described in Section 10 (Duration of Payment Obligations).

17.2 Sections 5 (Retention of Rights), 10 (Duration of Payment Obligations), 16 (Books and Records), 17 (Term of the Agreement), 18.2, 19.2, 19.3, 20 (Disposition of Licensed Products and Licensed Services on Hand Upon Termination), 21 (Use of Name and Trademarks), 22.1, 23 (Limitation of Liability), 27 (Indemnification), 30 (No Waiver), 31 (Attorney’s Fees), 32 (Governing Law) and 36 (Secrecy) shall survive any expiration or termination of this Agreement.

18.	TERMINATION BY THE REGENTS

18.1 If Licensee materially breaches this Agreement or any provision hereof, then The Regents may give written notice of default (“Notice of Default”) to Licensee. Any failure to make payments due hereunder when payable shall be deemed to constitute a material breach of this Agreement. If Licensee fails to cure such material breach within sixty (60) days of the Notice of Default, then The Regents may immediately terminate this Agreement (including all rights and licenses granted to Licensee hereunder) by giving a second written notice of termination (“Notice of Termination”) to Licensee; provided, however, except with respect to any breach of Section 14 (but without limiting anything in Sections 14.4 and 14.9) and any failure to make payments due hereunder when due and payable, that if, in The Regents’ reasonable opinion, such material default cannot reasonably be cured within such sixty (60) days notice period, but is capable of being cured within one hundred twenty (120) days, then The Regents shall not terminate this Agreement so long as Licensee has promptly initiated diligent and good-faith efforts to cure such default as soon as possible and continues such efforts until such default is cured, but if the default is not cured by the one hundred twentieth (120th) day after receipt of the Notice of Default, The Regents shall thereafter have the right to immediately terminate this Agreement by giving a Notice of Termination as provided above. If a Notice of Termination is sent to Licensee, this Agreement (and all of Licensee’s rights and licenses hereunder) shall automatically terminate on the effective date of such notice. In addition, The Regents may immediately terminate this Agreement by giving notice to Licensee upon (i) the institution of any proceedings by or against Licensee seeking relief, reorganization or arrangement under any laws relating to insolvency, which proceedings are not dismissed within sixty (60) days; (ii) the assignment for the benefit of creditors, or the appointment of a receiver, liquidator or trustee, affecting substantially all of Licensee’s assets; or (iii) the liquidation, dissolution or winding up of Licensee’s business.

18.2 No expiration or termination of this Agreement shall relieve The Regents of any obligation or liability accrued under this Agreement prior to termination or relating to any act or omission of The Regents prior to such expiration or termination.

19.	TERMINATION BY LICENSEE

19.1 Licensee has the right at any time to terminate this Agreement (including all rights and licenses granted to Licensee hereunder) either: (a) in whole (including all of Licensee’s rights and licenses hereunder), or (b) as to its rights and licenses under any specified Patent Rights, by giving written notice thereof specifying the subject of such termination to The Regents. Such termination shall be effective sixty (60) days after such notice was given. If Licensee so exercises its right to terminate its rights and licenses in part under any of the Patent Rights, then Licensee shall have no further obligations to The Regents and no further rights under this Agreement with regards to such terminated rights or licenses, subject, however, to Sections 17.2, 19.2 and 19.3.

19.2 No expiration or termination of this Agreement shall relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or relating to any act or omission of Licensee prior to such expiration or termination.

19.3 Notwithstanding anything to the contrary herein, Section 10 (and all other provisions of this Agreement to the extent relating thereto, including, without limitation, all payment obligations with respect to Identified Products and obligations to provide royalty reports and maintain books and records) shall survive any termination by Licensee under this Section 19 (Termination by Licensee) of this Agreement until the expiration of the period described therein.

20.	DISPOSITION OF LICENSED PRODUCTS AND LICENSED SERVICES ON HAND UPON TERMINATION

For a period of one hundred twenty (120) days following any expiration or termination of this Agreement, Licensee is entitled to (i) dispose of all previously made or partially made Licensed Products, and (ii) provide previously contracted-for Licensed Services, provided that the sale or use of such Licensed Products and the provision of such Licensed Services are subject to all the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Royalties, Sublicense Fees and any other applicable payments therefor required under this Agreement.

21.	USE OF NAMES AND TRADEMARKS

21.1 Nothing contained in this Agreement confers or grants any right to either party to this Agreement to use in advertising, publicity, other promotional activities or otherwise any name, trade name, trademark, service mark or other designation of the other party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law and without limiting the generality of the foregoing, Licensee shall have no right to use the name “The Regents of the University of California,” “The Trustees of Columbia University in the City of New York,” or the name of any campus of the University of California, and any such use is prohibited, as is the use, unless required by law, by The Regents, of the name of “Renovis, Inc.” in advertising, publicity or other promotional activities. Notwithstanding the above, The Regents acknowledges that Licensee may state (without further elaboration and without any express or implied statement of any connection between The Regents and Licensee’s or any Affiliate’s, Joint Venture’s, Sublicensee’s or Development Partner’s products or services) that it has a license to The Regents’ Patent Rights from The Regents in securing financing and in sublicensing, partnering and acquisition negotiations.

21.2 Neither party shall disclose the terms and conditions of this Agreement to any third party, provided, however, that (a) The Regents shall be free to disclose to managers, officers and directors of The Regents, and to any regent individually, and to the inventors of the Inventions underlying the Patent Rights licensed hereunder, Columbia, HHMI, and SCRF such terms and conditions, provided that The Regents shall give notice of the confidential nature thereof and shall request that the recipient does not disclose such terms and conditions to others; and (b) Licensee shall be free to disclose to its potential and actual investors, professional advisors and board of directors such terms and conditions, provided that such investors, advisors and directors are under an obligation to maintain in confidence and not disclose to any third party such terms and conditions. If a third party inquires whether a license to Patent Rights is available, then The Regents and Columbia may disclose the existence of this Agreement and the extent of the grant in Section 2 (License Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, hi addition, The Regents and Licensee shall be free to disclose any terms and conditions of this Agreement where required by law or governmental authorities (including, without limitation, the California Public Records Act), or where otherwise required (e.g., by regulation, contract, or in connection with an audit).

22.	LIMITED WARRANTY

22.1 The Regents warrants to Licensee that it has the lawful right to enter into this Agreement and grant the license rights granted hereunder.

22.2 Except for the warranties expressly provided in Section 22.1, the rights granted to Licensee under this Agreement and the associated Inventions are provided WITHOUT ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND THE REGENTS HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE AND ANY WARRANTY THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. THE REGENTS AND COLUMBIA DO NOT MAKE, AND HEREBY EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHODS OR THE MANUFACTURE, USE, SALE OR IMPORT OF ANY OF THE FOREGOING DO NOT INFRINGE OR VIOLATE ANY PATENT OR ANY OTHER PROPRIETARY RIGHT OR THAT ANY PATENTS WITHIN THE PATENT RIGHTS ARE

VALID OR THAT ANY PATENTS WILL ISSUE UPON ANY PATENT APPLICATIONS WITHIN THE PATENT RIGHTS.

22.3	Without limiting the generality of the foregoing, this Agreement does not:

22.3.1	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 26 (Patent Infringement);

22.3.2	confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

22.3.3	obligate The Regents to furnish any know-how or other information except as expressly set forth herein.

23.	LIMITATION OF LIABILITY

IN NO EVENT SHALL THE REGENTS, COLUMBIA, OR HHMI OR, EXCEPT WITH RESPECT TO ANY LIABILITY OF LICENSEE ARISING UNDER SECTION 27 (INDEMNIFICATION), LICENSEE BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THE EXERCISE OF THE RIGHTS GRANTED TO LICENSEE UNDER THIS AGREEMENT, ANY LICENSED PRODUCTS, LICENSED SERVICES, LICENSED METHODS OR OTHERWISE ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF THE REGENTS, COLUMBIA OR HHMI OR LICENSEE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

24.	PATENT PROSECUTION AND MAINTENANCE

24.1 The Regents shall be solely responsible for diligently maintaining and prosecuting all rights relating to Inventions or Patent Rights using counsel of its choice after consulting with Renovis on its choice of counsel. The Regents, in its prosecution strategy, will take into account Licensee’s reasonable input. Except as expressly set forth herein, such maintenance and prosecution shall be at The Regents sole discretion. The Regents shall not, without reasonable prior written notice to Licensee, abandon the subject matter of any claim initially presented in any Patent Rights. The Regents shall take into account Licensee’s reasonable input regarding such abandonment.

24.2 Licensee shall be provided with copies of all material documents relating to the filing, prosecution, and maintenance of the Patent Rights in sufficient time to review such documents and comment thereon, if desired by Licensee, prior to filing, provided however, that if Licensee has not commented on such documents reasonably prior to the deadline for filing a response with the relevant government patent office, The Regents shall be free to respond without consideration of Licensee’s comments. Licensee agrees to keep all such information and related documentation provided by The Regents confidential in accordance with Section 36. The Regents’ counsel will take instructions only from The Regents.

24.3 Licensee may request The Regents to maintain, prosecute or amend the Patent Rights in the U.S. and in foreign countries. Licensee shall make such request in writing no less than sixty (60) days prior to any deadline for any payment, filing or other action to be taken in connection therewith. Such request must specify the action requested and the countries for which such action is requested and must reaffirm Licensee’s obligation to pay all Costs (as defined in Section 24.4 below) relating to such action. The Regents shall use reasonable efforts to maintain, prosecute or amend such Patent Rights as requested. If Licensee does not make such request within such sixty (60) day period or fails to pay any Costs when due (as set forth in Section 24.4, below), The Regents shall be under no obligation to maintain, prosecute or amend any such Patent Rights. However, if The Regents maintain, prosecute or amend any patents absent such request or at its own cost, then The Regents shall so notify Licensee in writing, and Licensee shall have thirty (30) days from such notice in which to elect to assume the Costs for such. If Licensee does not so notify The Regents within this thirty-day period, then Licensee shall have no right or license hereunder with respect to such patents.

24.4 Licensee shall be liable for, and shall reimburse The Regents for, all actual out-of-pocket costs relating to the maintenance, prosecution or amendment of the Patent Rights (including, without limitation, all costs of preparing and filing any patent application, all maintenance fees, costs for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations, attorneys’ fees and allocated in-house legal counsel expenses) (“Costs”), whether incurred after or prior to the Effective Date to the extent not already reimbursed by Licensee or a third party. Payment or reimbursement of Costs by Licensee shall be due to The Regents within thirty (30) days of the receipt by Licensee of invoice therefor, such invoice describing with reasonable detail the Costs. Costs that accrued prior to the Effective Date shall be due immediately on the date of the invoice therefor and are at least [*] U.S. dollars (US $[*]). As of the Effective Date, Licensee has reimbursed The Regents for at least [*] dollars (US $[*]) in Costs, receipt of which is hereby acknowledged by The Regents. If the exclusive license granted herein is converted to a non-exclusive license pursuant to Section 14 with respect to all or certain of the Patent Rights, then The Regents agrees to negotiate in good faith with Licensee a reduction in the percentage of the Costs relating to such Patent Rights from sixty (60) days after the date the license becomes non-exclusive, and, in no event, shall Licensee thereafter pay greater than a pro rata share of the Costs relating to such Patent Rights, to be shared equally among all licensees of such Patent Rights. In the event Licensee terminates any of its rights and licenses under any of the Patent Rights pursuant to Section 19.1, Licensee shall not be liable for any Costs relating to such terminated rights and licenses to the extent accruing more than sixty (60) days after the effective date of such termination.

24.5 Licensee shall use commercially reasonable efforts to apply for an extension of the term of any patent included within Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law, if applicable. Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith. Licensee shall be liable for all Costs relating to such application.

24.6 If either party (in the case of The Regents, the Licensing Officer responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party shall notify the other party thereof within ten (10) days after receipt of notice of infringement.

25.	PATENT MARKING

Licensee shall mark all Licensed Product made, used or sold under the terms of this Agreement, or containers or packaging thereof, in accordance with all marking or notice provisions under the applicable patent laws of the country where such manufacture, use or sale occurs.

26.	PATENT INFRINGEMENT

26.1 If Licensee learns of any infringement of any Patent Rights, then Licensee shall promptly notify The Regents thereof in writing and provide The Regents with evidence of such infringement and other pertinent information as is in its possession or that it is aware of, except to the extent prevented from doing so by obligations of confidentiality to third parties entered into prior learning of such infringement. Both parties to this Agreement acknowledge that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement neither will notify a third party of any infringement during such period and in such jurisdiction without first obtaining consent of the other party, which consent will not be unreasonably delayed or denied. During the period and in a jurisdiction where Licensee does not have exclusive rights under this Agreement, Licensee shall not notify any third party of the infringement of any Patent Rights without first obtaining consent of The Regents, which consent will not be unreasonably delayed or denied. Both parties shall use commercially reasonable efforts in cooperating with each other to abate infringement without litigation.

26.2 Licensee may give notice to The Regents of its request that The Regents take legal action against the infringement of Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety (90) days following such request, then The Regents may (i) bring suit on its own account, or (ii) refuse to bring suit. The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving Licensee’s request. If and only if The Regents refuses to bring suit, Licensee may thereafter bring suit for infringement of such Patent Rights, at its own expense, to the extent that the infringement occurred while and in a jurisdiction where Licensee had exclusive rights under this Agreement under such allegedly infringed Patent Rights. The Regents shall have the right, at any time, to join any suit brought by Licensee at its own expense. Upon a party’s request, if the other party is a necessary party required by law, such other party shall determine in good faith, and without delay (taking into account regularly scheduled meetings or other availability of The Regents and Licensee, as applicable), whether or not to participate in such suit at such requesting party’s expense. Licensee agrees not to bring any suit for infringement of any Patent Rights other than as expressly authorized herein.

26.3 Subject to Section 26.2 and this Section 26.3, all costs of any legal action shall be born by the party bringing such legal action. If The Regents brings such legal action, then The Regents shall be entitled to retain all damages and other awards recovered thereby; provided that, upon bringing such legal action, The Regents shall offer to Licensee to share up to fifty percent (50%) of all expenses (including attorneys’ fees and expert fees) thereof and, if Licensee so agrees, such damages and other awards shall be shared by the parties in proportion to the share of expenses paid by each party. In addition, Licensee shall have the right, at any time and at its own expense, to intervene in any suit brought by The Regents hereunder in order to pursue legal action for recovery of Licensee’s own damages, and shall be entitled to retain all damages and other awards recovered thereby. Notwithstanding the foregoing, all damages and other awards recovered by Licensee (less Licensee’s costs of bringing the legal action that resulted in such damages and other awards) shall be deemed Net Sales of Licensed Products of Licensee and shall be subject to the royalty obligations set forth in Section 9.1(i) of this Agreement. Except as otherwise provided above, any legal action brought jointly, or subsequently joined, by The Regents and/or Licensee, and participated in by both, will be at the joint expense of the parties and all recoveries will be allocated in the following order: (a) to each party reimbursement in equal amounts of the attorney’s costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and (b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party.

26.4 Each party shall reasonably cooperate with the party bringing suit at the expense of the party bringing suit. Litigation shall be controlled by the party bringing suit, except that either party may be represented by counsel of its choice in any suit brought by the other party. In no event shall Licensee settle any suit brought by Licensee without the prior written consent of The

Regents, if such settlement may reasonably be deemed to prejudice or otherwise adversely affect The Regents’ rights and interests. For the avoidance of doubt, nothing in this Section 26.4 shall give The Regents any right to grant a license to any third party that is inconsistent with the rights and licenses granted to Licensee hereunder in any settlement.

27.	INDEMNIFICATION

27.1 Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees and agents; HHMI, and its trustees, officers, employees and agents; Columbia, its trustees, officers, employees and agents, and the sponsors of the research that led to the Inventions and the inventors of the patents and patent applications in Patent Rights and their employers against any and all third party claims, suits, actions or proceedings, together with all resulting losses, liabilities, damages, costs, fees and expenses (“Claims”), resulting from or arising out of or in connection with (i) the exercise of the licenses granted herein, or (ii) acts or omissions by or on behalf of Licensee or any Affiliate, Joint Venture, Sublicensee or Development Partner, under or relating to this Agreement or any sublicense, including without limitation Claims relating to the research, development, manufacture, use, marketing, sale or provision of Licensed Products or Licensed Services and any Claims for personal injury, wrongful death or product liability.

27.2 Licensee, at its sole cost and expense, shall, and shall require all of its Affiliates, Sublicensees and Joint Ventures to, purchase, obtain, keep in force and maintain, insurance (or equivalent forms of protection reasonably acceptable to The Regents) covering any and all liabilities and obligations arising under or relating to this Agreement or the subject matter hereof as follows:

27.2.1	Comprehensive or commercial form general liability insurance (contractual liability included) with a minimum coverage as follows:

27.2.1.1	Each Occurrence $1,000,000

27.2.1.2	Products/Completed Operations Aggregate $5,000,000

27.2.1.3	Personal and Advertising Injury $1,000,000

27.2.1.4	General Aggregate (commercial form only) $5,000,000

27.2.2	Nothing herein shall in any way limit the liability of Licensee under or in connection with this Agreement or the subject matter hereof. Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements set forth in this Section

27.	The insurance shall, and certificates must:

27.2.2.1	Provide for thirty (30) days’ advance written notice to The Regents of any cancellation or any modification that would result in coverage that fails to meet the minimum requirements set forth in Section 27.2.1.

27.2.2.2	Indicate that The Regents has been included as an additional insured party under the coverage referred to above.

27.2.2.3	Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

27.3 The Regents shall notify Licensee reasonably promptly in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Section 27 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Section 27 (Indemnification). Upon request of and at the reasonable expense of Licensee, The Regents shall reasonably cooperate with Licensee in the investigation, preparation and defense of any such claim or suit.

28.	NOTICES

28.1 Any notice given to either party under this Agreement shall be in writing and be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party in accordance herewith: (i) on the date of delivery if delivered in person; (ii) on the date of mailing if mailed by first-class certified mail, postage paid; or (iii) on the date of mailing if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

Address of Licensee:	Renovis, Inc. 270 Littlefield Ave. South San Francisco, CA 94080 Attention: President

Address of The Regents:	The Regents of the University of California Office of Technology Transfer 1111 Franklin Street, 5th Floor Oakland, CA 94607-5200
	Attention:	Executive Director Research Administration and Technology Transfer
	RE:	UC Case Nos. 1993-300, 1996-217, 1997-288, 1999-010, 1999-011, 1999-112, 1999-244

29.	ASSIGNABILITY

This Agreement and any and all rights and obligations hereunder may be freely assigned or delegated by The Regents without Licensee’s consent. This Agreement is personal to Licensee and Licensee shall not assign this Agreement or assign or delegate any rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of The Regents, which consent will not be unreasonably withheld, provided that Licensee may assign this Agreement together with all of its rights and obligations hereunder to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets without such consent, so long as such assignee agrees to be bound by all terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto in Appendix B). Any purported assignment or delegation in violation of this Section 29 shall be null and void and of no effect.

30.	NO WAIVER

The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

31.	ATTORNEY’S FEES

The prevailing party in any legal action for breach of this Agreement shall be entitled payment by the other party of its reasonable attorney’s fees in addition to costs and necessary disbursements.

32.	GOVERNING LAWS

This Agreement is to be governed by and construed in accordance with the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and obligations of the parties, and, to the extent federal law is applicable, the laws of the United States of America without giving effect to any choice of law rule that would cause the application of the laws of any other country. The United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply. Licensee hereby submits to the sole and exclusive jurisdiction of, and waives any venue objections against, the Federal and the state courts for and in California.

33.	PREFERENCE FOR U.S. INDUSTRY

Subject to Section 2.3.1, Licensee agrees to ensure that any Patent Products sold in the U.S. shall be manufactured substantially in the U.S.

34.	GOVERNMENT APPROVAL OR REGISTRATION

Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

35.	EXPORT CONTROL LAWS AND OTHER LAWS

35.1 Licensee understands and acknowledges that The Regents is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Licensee understands and acknowledges that the Inventions and other technology licensed hereunder are subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations (“EAR”) issued by the Department of Commerce, International Trade Administration, Bureau of Industry and Security (“BIS”). Licensee warrants that it will comply in all respects with the export and re-export restrictions applicable to the Inventions and other technology licensed hereunder and further agrees that, as applicable, it will not export, re-export or transship, directly or indirectly, any such technology provided to Licensee or the direct product of such technology (including, without limitation, Licensed Products) without the proper authorization from BIS under the EAR explicitly permitting the export, re-export or transshipment.

35.2 Each party shall at all times use diligent, good faith efforts to comply with all applicable federal, state and other laws and regulations.

36.	SECRECY

36.1 Any data, materials or information (including, without limitation, any biological materials and other material such as cell lines, vectors, genetic material, derivatives, products, progeny or material derived therefrom, or reports prepared pursuant to Section 15), whether in tangible, intangible or in any other form or medium, disclosed by one party to the other (orally, in writing or otherwise) pursuant to this Agreement and relating to the Inventions or this Agreement shall be deemed the “Confidential Information” of the party disclosing such (the “Disclosing Party”). With respect to the Confidential Information of a Disclosing Party, the party in receipt of such information (the “Receiving Party”) agrees:

36.1.1	not to use such Confidential Information except for the sole purpose of performing under the terms of this Agreement;

36.1.2	to safeguard such Confidential Information against disclosure to others with the same degree of care as it exercises with its own information of a similar nature (but in no event less than reasonable care);

36.1.3	not to disclose such Confidential Information to others (except to its employees, agents or consultants who are bound to the Receiving Party by a obligations of confidentiality and non-use applicable to such Confidential Information at least as strict as set forth in this Section 36) without the express written permission of the Disclosing Party, except that the Receiving Party is not prevented from using or disclosing any of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate by its written records: (i) was previously known to it; (ii) is now or becomes in the future, public knowledge other than through acts or omissions of the Receiving Party or its permitted disclosees; or (iii) is lawfully (including without breach of any confidentiality obligation) obtained or developed by the Receiving Party from sources independent of the Disclosing Party without access to the Confidential Information of the Disclosing Party. In addition, a Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by law or compelled by a governmental entity or agency or to the extent necessary to obtain governmental or regulatory approval; and

36.1.4	that the foregoing obligations of a Receiving Party with respect to Confidential Information of a Disclosing Party will continue for a period of five (5) years from any expiration or termination of this Agreement.

36.2 Upon any expiration or termination of this Agreement, a Receiving Party must destroy or return to the Disclosing Party any Confidential Information of such Disclosing Party Data in its possession within thirty (30) days following such expiration or termination. However, a Receiving Party may retain one copy of the Confidential Information of a Disclosing Party (except for retention of Licensed Materials in the case of Licensee), solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the Confidential Information, provided that such Confidential Information of a Disclosing Party shall be permanently subject to the confidentiality obligations set forth in this Section 36 (Secrecy). Within sixty (60) days following any expiration or termination of this Agreement, a Receiving Party must provide the Disclosing Party with a written notice that all Confidential Information of such Disclosing Party has been returned, destroyed or retained solely in accordance with this Section 36.

37.	FORCE MAJEURE

Except for any payment obligations, the parties to this Agreement shall be excused from any performance required hereunder to the extent and as long as such performance is rendered impossible or impracticable due to any catastrophes such as war, riot, and insurrection; strikes; and floods, earthquakes, fires, explosions, or other natural disasters and similar major events beyond their reasonable control. When such events have abated, or within one (1) year following the commencement of such events, whichever occurs first, the parties’ respective obligations hereunder shall resume. The Regents may terminate this Agreement upon thirty (30) days notice if Licensee’s performance is rendered impossible for more than ten (10) months.

38.	MISCELLANEOUS

38.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

38.2 This Agreement is not binding on the parties until it has been signed below by an authorized representative on behalf of each party. It is then effective as of the Effective Date.

38.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed by an authorized representative on behalf of each party.

38.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof; provided that, all information previously disclosed by either party to the other party under the non-disclosure agreements entered into by the parties effective September 14, 2000 or the Option Agreement (as defined below) that constitutes confidential information pursuant to such agreements, shall be deemed Confidential Information of such disclosing party and subject to Section 36 hereunder. The Option Agreement ( UC Control No. 2001-11-0683 dated June 29, 2001 is hereby terminated.

38.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it, to the extent such constructed reflects the original intent of the parties hereto.

38.6 This Agreement includes the attached Appendices A and B.

38.7 None of the provisions of this Agreement is intended to create any form of partnership or joint venture between the parties. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the parties and the respective successors, heirs, administrators or permitted assigns of the parties, any rights or remedies.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

RENOVIS		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ COREY S. GOODMAN	By:	/s/ JOSEPH P. MULLINIX
	(Signature)		(Signature)

Name:	Corey S. Goodman	Name:	Joseph P. Mullinix
(Please Print)

Title:	President and CEO	Title:	Senior Vice President

Date:		Date:	November 25, 2002

Approved as to legal form:	/s/ EDWIN H. BAKER	Nov. 6, 2002
	Edwin H. Baker University Counsel Office of General Counsel	Date

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